Press Release

Micromet, Inc. Reports Third Quarter 2009 Financial Results

BETHESDA, MD, November 5, 2009 -- Micromet, Inc. (Nasdaq: MITI), a biopharmaceutical company developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases, today announced its financial results for the three and nine months ended September 30, 2009.

In the third quarter of 2009, Micromet received Orphan Drug Designation from the European Medicines Agency (EMEA) for its BiTE antibody blinatumomab (MT103) for acute lymphoblastic leukemia (ALL), closed an $80.5 million public offering of its common stock, announced interim data from the phase 1 dose-escalation clinical trial of its BiTE antibody MT110 at the ECCO/ESMO conference in Berlin, Germany, and appointed Jan Fagerberg, M.D., Ph.D., as its Senior Vice President and Chief Medical Officer. In addition, subsequent to the end of the third quarter, Micromet entered into a new collaboration agreement with sanofi-aventis for the development of a new BiTE antibody against solid tumors, and reacquired all rights to its lead BiTE antibody blinatumomab from MedImmune, LLC.

These developments are further summarized below:

•           On August 3, Micromet announced that it had received Orphan Drug Designation from the European Medicines Agency (EMEA) for its BiTE antibody blinatumomab (MT103) for acute lymphoblastic leukemia (ALL).

•           On August 4, Micromet announced the closing of an $80.5 million public offering of its common stock, including the exercise of the entire underwriters’ overallotment option.  The net proceeds from this offering, after underwriting discount and offering expenses payable by Micromet, were approximately $75.0 million.

•           On September 21, Micromet reported interim data at the Multidisciplinary Congress of the European Cancer Organisation (ECCO) and 34th meeting of the European Society for Medical Oncology (ESMO) in Berlin, Germany, from the phase 1 dose-escalation clinical trial of its BiTE antibody MT110, the first T-cell-engaging antibody for the treatment of patients with solid tumors.  MT110 was clinically well tolerated at the dose levels presented and dose escalation continues.

•           On September 22, Micromet announced the appointment of Jan Fagerberg, M.D., Ph.D., as Senior Vice President and Chief Medical Officer.  Dr. Fagerberg is a board-certified clinical oncologist and has more than 20 years of experience in clinical research and development of oncology drugs.

•           On October 29, Micromet announced that it had entered into a collaboration and license agreement with sanofi-aventis to develop a BiTE antibody against an undisclosed solid tumor target.  Under the terms of the agreement, Micromet will be responsible for the discovery, research and development of the BiTE antibody through the completion of phase 1 clinical trials, at which point sanofi-aventis will assume full control of the development and commercialization process.  Micromet will receive an initial payment of €8.0 million (approximately $12 million), and is eligible for development and regulatory milestone payments of up to €162 million (approximately $241 million), plus performance-based sales milestones of up to €150 million (approximately $224 million) and royalties on worldwide product sales.

•           On November 5, Micromet announced that it has entered into an agreement with MedImmune, LLC to buy out MedImmune’s option to reacquire the right to commercialize blinatumomab in North America, and to terminate the collaboration agreement signed in 2003 under which MedImmune had been granted the right to develop and commericalize blinatumomab in North America.  As a result of this termination agreement, Micromet now controls global rights to develop and commercialize blinatumomab.  Micromet will make upfront, milestone, and royalty payments to MedImmune related to the development and North American net sales of blinatumomab.

“With global rights to blinatumomab, the net proceeds from our recent public offering and the addition of Jan Fagerberg in the role of Chief Medical Officer, Micromet is well positioned to advance blinatumomab into pivotal clinical trials in 2010,” stated Christian Itin, Ph.D., President and CEO of Micromet.

Financial Results:

Three Months Ended September 30, 2009

For the three months ended September 30, 2009, Micromet recognized total revenues of $4.0 million, compared to $7.0 million for the same period in 2008. Total operating expenses were $17.1 million for the three months ended September 30, 2009, which includes a one-time non-cash patent impairment charge of $2.6 million. This compares to total operating expenses of $13.4 million for the same period in 2008.

Loss from operations for the three months ended September 30, 2009 was $13.1 million, compared to a loss from operations of $6.3 million for the same period in 2008.

For the three months ended September 30, 2009, Micromet reported a net loss of $19.9 million, or a loss of $0.32 per basic and diluted common share, compared to a net loss of $12.9 million, or $0.31 per basic and diluted common share for the same period in 2008.  The net loss for the three months ending September 30, 2009 includes a non-cash charge of $6.4 million, reflecting an increase during the quarter in the fair value of warrants issued in connection with a private placement transaction in 2007. Micromet recorded a $6.8 million non-cash charge for this item in the third quarter of 2008.

Nine Months Ended September 30, 2009

For the nine months ended September 30, 2009, Micromet recognized total revenues of $16.4 million, compared to $21.4 million for the same period in 2008. Total operating expenses were $42.1 million for the nine months ended September 30, 2009, which includes a one-time non-cash patent impairment charge of $2.6 million.  This compares to total operating expenses of $41.0 million for the same period in 2008.

Loss from operations for the nine months ended September 30, 2009 was $25.7 million, compared to a loss from operations of $19.6 million for the same period in 2008.

For the nine months ended September 30, 2009, Micromet reported a net loss of $34.2 million, or a loss of $0.62 per basic and diluted common share, compared to a net loss of $27.4 million, or $0.67 per basic and diluted common share, for the same period in 2008.  The net loss for the nine months ended September 30, 2009 includes a non-cash charge of $8.2 million, reflecting an increase during the period in the fair value of warrants issued in connection with a private placement transaction in 2007, in addition to the $2.6 million patent impairment charge.  Micromet recorded an $8.5 million non-cash charge for the change in the fair value of the warrants in the first nine months of 2008.

Net cash used in operating activities was $13.1 million for the nine months ended September 30, 2009 compared to $8.7 million used in operating activities for the same period in 2008.  Net cash used in investing activities was $12.7 million for the nine months ended September 30, 2009 compared to $0.4 million used in investing activities for the same period in 2008.  Net cash provided by financing activities was $78.9 million for the nine months ended September 30, 2009, primarily the result of a public offering of common stock during the third quarter of 2009,  and two draw downs from our committed equity financing facility with Kingsbridge Capital Limited during the second quarter of 2009.

Micromet's cash, cash equivalents and short-term investments were $114.4 million as of September 30, 2009.

Conference Call and Audio Webcast Today, November 5, 2009, at 9:00 am Eastern Time

To participate in this conference call, dial 866-730-5770 (U.S.) or 857-350-1594 (international), passcode: 56008602. The audio webcast can be accessed at www.micromet-inc.com.  A replay of the call will be available from 12:00 pm Eastern Time on November 5, 2009 (6:00 pm Central European Time) through November 12, 2009. The replay number is 888-286-8010 (U.S.) or 617-801-6888 (international), passcode: 59290657.

About Micromet, Inc.

Micromet, Inc. is a biopharmaceutical company developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases. Its product development pipeline includes novel antibodies generated with its proprietary BiTE® antibody platform, as well as conventional monoclonal antibodies. Two of Micromet’s BiTE antibodies and three of its conventional antibodies are currently in clinical trials.  Micromet's preclinical product pipeline includes several novel BiTE antibodies generated with its proprietary BiTE antibody platform technology. Micromet’s collaboration partners include sanofi-aventis, Bayer Schering Pharma, Merck Serono, Nycomed and MedImmune.

Forward-Looking Statements

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding the operation of the global collaboration with sanofi-aventis, the efficacy, safety and intended utilization of our product candidates, including the BiTE antibody that is the subject of the agreement with sanofi-aventis, the mode of action of BiTE antibodies, our development of blinatumomab, the conduct, timing and results of future clinical trials, expectations of the future expansion of our product pipeline and collaborations, and the future payment of milestone and royalty payments by sanofi-aventis and under our termination agreement with MedImmune. You are urged to consider statements that include the words "ongoing," "may," "will," "believes," "potential," "expects," "plans," "anticipates," "intends," or the negative of those words or other similar words to be uncertain and forward-looking. Factors that may cause actual results to differ materially from any future results expressed or implied by any forward-looking statements include the risk that product candidates that appeared promising in early research, preclinical studies or clinical trials do not demonstrate safety and/or efficacy in subsequent clinical trials, the risk that encouraging results from early research, preclinical studies or clinical trials may not be confirmed upon further analysis of the detailed results of such research, preclinical study or clinical trial, the risk that additional information relating to the safety, efficacy or tolerability of our product candidates may be discovered upon further analysis of preclinical or clinical trial data, the risk that we or our collaborators will not obtain approval to market our product candidates, the risks associated with reliance on outside financing to meet capital requirements, the risks associated with reliance on collaborators, including sanofi-aventis, MedImmune, Merck Serono, TRACON and Nycomed, for the funding or conduct of further development and commercialization activities relating to our product candidates, and the risk of of adverse outcomes of legal proceedings. These factors and others are more fully discussed in Micromet's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, filed with the SEC on August 6, 2009, as well as other filings by the company with the SEC.
(Tables Follow)

Micromet, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value)

	September 30, 2009	December 31, 2008
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$114,389	$46,168
Accounts receivable	1,979	3,424
Prepaid expenses and other current assets	2,029	1,950
Total current assets	118,397	51,542
Property and equipment, net	3,751	3,322
Goodwill	6,462	6,462
Patents, net	1,164	5,250
Other long-term assets	3	959
Restricted cash	3,167	3,140
Total assets	$132,944	$70,675

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,508	$710
Accrued expenses	7,159	6,492
Common stock warrants liability	20,477	12,294
Current portion of deferred revenue	5,608	4,054
Total current liabilities	34,752	23,550
Deferred revenue, net of current portion	7,413	7,555
Other non-current liabilities	2,352	2,025
Long-term debt obligations	-	2,157
Commitments	-	-
Stockholders’ equity:
Preferred stock, $0.00004 par value; 10,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.00004 par value; 150,000 shares authorized; 68,932 shares issued and outstanding at September 30, 2009; 50,913 shares issued and outstanding at December 31, 2008	3	2
Additional paid-in capital	312,470	227,806
Accumulated other comprehensive income	8,291	5,749
Accumulated deficit	(232,337)	(198,169)
Total stockholders´ equity	88,427	35,388
Total liabilities and stockholders’ equity	$132,944	$70,675

Micromet, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Revenues
Collaboration agreements	$3,361	$7,009	$15,261	$20,658
License fees and other	660	29	1,153	756
Total revenues	4,021	7,038	16,414	21,414
Operating expenses
Research and development	13,324	9,943	30,963	30,655
General and administrative	3,808	3,429	11,124	10,346
Total operating expenses	17,132	13,372	42,087	41,001
Loss from operations	(13,111)	(6,334)	(25,673)	(19,587)
Other income (expense)
Interest expense	(52)	(45)	(222)	(189)
Interest income	66	183	346	649
Change in fair value of warrants	(6,354)	(6,794)	(8,183)	(8,503)
Other income (expense)	(441)	99	(437)	246
Net loss	$(19,892)	$(12,891)	$(34,169)	$(27,384)
Basic and diluted net loss per common share	$(0.32)	$(0.31)	$(0.62)	$(0.67)
Weighted average shares used to compute basic and diluted net loss per share	62,655	41,041	55,058	40,883

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Contact Information

US Media:	European Media:
Andrea tenBroek/Chris Stamm	Ludger Wess
(781)-684-0770	+49 (40) 8816 5964
micromet@schwartz-pr.com	ludger@akampion.com

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Susan Noonan	Ines-Regina Buth
(212) 966-3650	+49 (30) 2363 2768
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